AMENDMENT TO PURCHASE AND SALE AGREEMENT

     This Amendment to Purchase and Sale Agreement is made and entered into as of October 31, 2003 by and between SafeGuard Health Enterprises, Inc., a Delaware corporation ("Purchaser") and Health Net, Inc., a Delaware corporation ("Seller").

     WHEREAS, the parties to this Amendment to Purchase and Sale Agreement entered into a Purchase and Sale Agreement dated as of April 7, 2003 (the "Purchase and Sale Agreement") pursuant to which Purchaser agreed, inter alia, to purchase from Seller all of the outstanding Shares of Health Net Dental, Inc. and Seller agreed, inter alia, to sell all the issued and outstanding Shares of Health Net Dental, Inc. to Purchaser;

     WHEREAS, the parties desire to amend the Purchase and Sale Agreement. Defined terms used herein and not otherwise defined shall have the same meaning as in the Purchase and Sale Agreement.

     NOW, THEREFORE, the parties agree as follows:

     Section 5.16 of the Purchase and Sale Agreement is amended to read in its entirety as follows:

     Section  5.16  Employment  Matters;  Severance.
                    -------------------------------

     (a) Purchaser shall offer to hire or cause an Affiliate of Purchaser to continue to employ as of the Closing Date each Employee listed on Schedule
                                                                        --------
3.16(a)  who  is actively employed by the Company or Health Net Vision, Inc., an
-------
Affiliate of the Company, as of the Closing Date. Purchaser shall pay all costs associated with the continued employment of any Employee, including all salary, benefits, relocation expenses, and other compensation to Employees accruing from and after the Closing Date. Schedule 5.16 contains a summary of the benefit
                                 -------------
plans and arrangements Purchaser shall provide Employees retained after the Closing.

     (b) Prior to the Closing Date, Purchaser shall provide Seller with (i) a list of those Employees it intends to retain after the Closing on an interim basis to provide transitional services to Purchaser or the Company (the "Interim Employees"); (ii) a list of Employees Purchaser intends to retain for an indefinite period after the Closing (the "Retained Employees"); and (iii) a list of Employees the Purchaser intends to terminate immediately after the Closing Date ("Terminated Employees") (the list of Interim Employees, the list of Retained Employees and the list of Terminated Employees are jointly referred to herein as the "Employee Lists"). The Employee Lists may be amended by Purchaser prior to Closing unless any proposed amendment would result in any cost, liability or prejudice to Seller or any Employee.

     (c) Purchaser shall offer or cause the Company to offer (i) Retained Employees cash compensation for a period of six (6) months after the Closing equivalent to their most recent base compensation immediately preceding the Closing Date, and (ii) Interim Employees and Terminated Employees cash compensation for the period of their employment by Purchaser or the Company equivalent to their most recent base compensation immediately preceding the
Closing  Date,  provided,  however,  Purchaser shall have the right to negotiate
                --------   -------
with individual Retained Employees and Interim Employees for the purpose of offering such Retained

Employees and Interim Employees alternative positions with cash compensation appropriate for such positions which may be less than their most recent base compensation immediately preceding the Closing Date.

     (d) Purchaser or an Affiliate of Purchaser may terminate any Employee after the Closing Date, provided, however, neither Purchaser or any Affiliate of
                        --------  -------
Purchaser shall terminate any Employees until each Employee becomes an employee of Purchaser or any Affiliate of Purchaser such that each Employee qualifies for the benefit plans and arrangements of Purchaser specified in Schedule 5.16. Any
                                                             -------------
Retained and Terminated Employee terminated by Purchaser or an Affiliate of Purchaser pursuant to this Section 5.16 shall be provided severance by Purchaser
(i) according to Seller's severance policy set forth as Exhibit E hereto, if any
                                                        ---------
such  Retained or Terminated Employee is terminated at Closing or within the six
(6) month period following the Closing; or (ii) according to Purchaser's then current severance policy, if any such Retained or Terminated Employee is terminated after expiration of such six (6) month period. Each Interim Employee shall be provided severance by Purchaser according to Seller's severance policy set forth as Exhibit E regardless of when such Interim Employees are terminated
              ---------
by Purchaser or any Affiliate of Purchaser. If, however, an Interim Employee accepts a permanent position with the Purchaser or any Affiliate of the Purchaser, such Employee shall be provided severance by Purchaser as a Retained Employee. Any Interim Employee that declines to accept a comparable position for an indefinite term with the Purchaser or an Affiliate of Purchaser shall be deemed to have resigned and no severance shall be due any such Employee. Calculation of all employee benefits provided to Employees by Purchaser, including but not limited to, severance for any Terminated Employee and severance for Retained Employee and Interim Employee terminated by Purchaser or any Affiliate of Purchaser shall include credit for such Employee's time of service as an employee of the Company or any Affiliate of the Company. Exhibit
                                                                         -------
D  hereto  is  deleted  in  its  entirety.
-

     (e) Subject to the terms and conditions of Article VIII hereof, Purchaser shall indemnify and hold harmless Seller and its Affiliates from any and all liabilities and obligations arising from or in connection with any claim for severance or other benefits resulting from the termination of any Employee after the Closing Date.

     (f) Seller shall provide any notice required by WARN resulting from the termination of Employees prior to the Closing Date, and Purchaser shall provide any notice required by WARN resulting from the termination of any Employees after the Closing Date.

     Section 9.5 of the Purchase and Sale Agreement is amended to read as follows:

     Section  9.5  Section 338(h)(10) Election.     (a)     Purchaser shall have
                   ---------------------------
the right, but not the obligation, to require Seller upon written request delivered to Seller within one hundred and eighty (180) days after the Closing Date, to join with Purchaser in making the elections provided for in section 338(g) and section 338(h)(10) of the Code (the "338 Elections"). If Purchaser exercises its right to make the 338 Elections, Purchaser and Seller shall also make such other similar elections as may be necessary for state and local income tax purposes provided that such elections achieve substantially the same results to Purchaser, Seller and the Company as the 338 Elections achieve for federal income tax purposes and, for purposes of this Agreement, the term "338
Elections" shall be deemed to include any such state and local income tax elections. Purchaser and Seller shall comply fully with all filings and other requirements necessary to effectuate the 338 Elections on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of all Tax Returns required to be filed in connection with the making of the 338 Elections, including the exchange of information and the joint preparation and filing of Form 8023 (including related schedules).

     (b) The fair market value, "aggregate deemed sales price," and "adjusted grossed-up basis" (as those terms are defined in the Treasury Regulations promulgated under section 338 of the Code) of each asset of the Company shall be determined in accordance with the allocation (the "Allocation") mutually agreed upon, in writing, by Purchaser and Seller. Purchaser and Seller shall (i) assist each other in the preparation of the Allocation; (ii) agree to act in accordance with the Allocation in the preparation and filing of all Tax Returns and in the course of any tax audits, appeals, or litigation relating thereto; and (iii) each notify the other as soon as reasonably practicable of any audit adjustment or proposed audit adjustment by any taxing authority that affects or may affect the Allocation.

     (c) If Purchaser and Seller make the 338 Elections, the Tax attributable to the gain realized by the Company on the deemed sale of its assets pursuant to the 338 Elections shall be allocated and paid (i) by Seller, to the extent of the amount of Tax that, if the 338 Elections had not been made, would have been imposed on the gain realized by Seller on the sale of the Shares pursuant to this Agreement, and (ii) by Purchaser, to the extent of the remaining portion of such Tax. Any Tax imposed upon Seller that is attributable to the 338 Elections and that is in excess of the amount described in clause (i) of the immediately preceding sentence shall be paid by Purchaser to Seller at least five (5) Business Days prior to the due date for payment of such Tax (the "Additional Tax Reimbursement")

     (d) For purposes of Section 9.5(c), the "amount of the Tax that, if the 338 Elections had not been made, would have been imposed on the gain realized by Seller on the sale of the Shares pursuant to this Agreement" shall be the excess of (i) the aggregate amount of Tax that would have been imposed on Seller (or the consolidated, combined, or unitary group of which Seller is a member) for the taxable period that includes the Closing Date if the 338 Elections had not been made over (ii) the aggregate amount of Tax that would have been imposed on Seller (or the consolidated, combined, or unitary group of which Seller is a member) for such taxable period if the 338 Elections had not been made and Seller recognized no gain on the sale of the Shares; and (iii) the amount if any of any additional Taxes, both state and federal, owed by Seller as a result of the receipt of the Additional Tax Reimbursement. Within sixty (60) days following the Closing Date, Seller shall provide Purchaser a calculation of such excess, showing all information necessary to the computation, and which shall include a schedule that sets forth the determination (including any and all adjustments made pursuant to the federal consolidated tax return rules as provided in sections 1502 and 1503 of the Code and the Treasury Regulations promulgated pursuant to such sections) of Seller's adjusted tax basis in the Shares as of the Closing Date.

     (e) The Tax described in Sections 9.5(c) and 9.5(d) shall be increased or decreased, as the case may be, by any adjustments to such Tax that occur after the Closing Date.

     (f) Each party shall use its best efforts to minimize the amount of any Tax allocable to the other pursuant to Section 9.5(c).

     (g) Notwithstanding anything in this Article IX to the contrary, if Purchaser and Seller make the 338 Elections, Purchaser shall pay or cause to be paid all Tax allocable to Purchaser pursuant to Section 9.2(c).

     (i) In the event Purchaser and Seller consummate the sale of Gem Insurance Company, a Utah domiciled insurer and an indirect Subsidiary of the Seller, from Gem Holdings, Inc. to Purchaser or its Designee, the Purchaser shall have no obligation to pay to Seller any additional Tax that is attributable to the 338 Elections that is in excess of the amount described in clause (i) of subsection (c) hereof.

     Section 11.11 is added to the Purchase and Sale Agreement to read in its entirety as follows:

     Section  11.11  Access  to  Records  After  Closing.  Seller  and  its
                     -----------------------------------
representatives shall have reasonable access to all of the Books and Records after the Closing Date to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Company or HNL prior to the Closing Date. Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 11.11. If Purchaser or the Company shall desire to dispose of any of the Books and Records, Purchaser shall, prior to such disposition, provide Seller a reasonable opportunity, at Seller's expense, to segregate and remove such Books and Records as Seller may select.

     Except as otherwise expressly amended herein, all terms and conditions of the Purchase and Sale Agreement shall remain in full force and effect.

     This Amendment to Purchase and Sale Agreement may be executed in counterparts.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Amendment to Purchase and Sale Agreement as of the date first set forth above.

                                  HEALTH NET, INC.



                                  By:   /s/  B.  Curtis  Westen
                                     -------------------------------------------
                                  Name:   B. Curtis Westen
                                  Title:  Senior Vice President, General Counsel
                                          and Secretary


                                  SAFEGUARD HEALTH ENTERPRISES, INC.



                                  By:   /s/ Ronald I. Brendzel
                                     -------------------------------------------
                                  Name:   Ronald I. Brendzel
                                  Title:  Senior Vice President, General Counsel
                                          and Secretary

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